                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or 240.14a-12

                                 Ride, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

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     (4)  Date Filed:

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

                                   RIDE, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              MONDAY, MAY 5, 1997

     Notice is hereby given that the Annual Meeting of Shareholders of RIDE, INC. (the "Company") will be held at 1:00 p.m. local time on Monday, May 5, 1997, at the Bellevue Club, 11200 SE 6th Street, Bellevue, Washington 98004 for the following purposes:

     (1) To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997;

     (2) To elect four directors, each to serve until the next annual meeting of shareholders or until his successor is elected and qualified; and

     (3) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 1, 1997 as the Record Date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.
                                          By Order of the Board of Directors

                                          /s/ David H. David

                                          David H. Davis
                                          Secretary

Preston, Washington
April 9, 1997

                             YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to sign, date and return the accompanying proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. PROMPTLY RETURNING A SIGNED AND DATED PROXY WILL SAVE THE COMPANY THE EXTRA EXPENSE OF ADDITIONAL SOLICITATION. An addressed, postage paid envelope is provided for that purpose. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as the proxy is revocable at your option in the manner stated in the accompanying proxy statement.

                                   RIDE, INC.
                             8160 304TH AVENUE S.E.
                           PRESTON, WASHINGTON 98050
                                 (206) 222-6015

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         INFORMATION REGARDING PROXIES

     This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Ride, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at 1:00 p.m. local time on Monday, May 5, 1997, and at any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at the Bellevue Club, 11200 SE 6th Street, Bellevue, Washington 98004. Only shareholders of record on the books of the Company at the close of business on April 1, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting.

     It is anticipated that these proxy solicitation materials and a copy of the Company's 1996 Annual Report to Shareholders will be first sent to shareholders on or about April 11, 1997.

     If the accompanying form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. In the absence of instructions to the contrary, such shares will be voted for the proposals set forth therein. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to David H. Davis, Secretary of the Company, by executing and delivering to the Company another proxy dated as of a later date or by voting in person at the Annual Meeting.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The only outstanding voting securities of the Company are shares of common stock (the "Common Stock"), each of which is entitled to one vote. As of the Record Date, there were 10,771,352 shares of Common Stock issued and outstanding. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting.

     Under Washington law and the Company's Bylaws, if a quorum is present the four nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by shareholders present in person or represented by proxy at the meeting and entitled to vote shall be elected directors. Shareholders do not have the right to cumulate their votes in the election of directors. Abstentions and broker non-votes will be considered represented at the Annual Meeting for the purpose of calculating a quorum and will have no effect on the election of directors. However, any abstentions and broker non-votes will have the practical effect of votes "against" any other proposals properly coming before the Annual Meeting because each such abstention or broker non-vote represents one less vote in favor of such proposal. Proxies and ballots will be received and tabulated by ChaseMellon Shareholder Services, an independent business entity not affiliated with the Company.

     The Common Stock is quoted on Nasdaq National Market. The last sale price for the Common Stock as reported by Nasdaq National Market on April 1, 1997 was $4.00 per share.

              PROPOSAL ONE -- RATIFICATION OF INDEPENDENT AUDITORS

     The Company has selected Ernst & Young LLP to continue as its independent auditors for the fiscal year ending December 31, 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and have the opportunity to make a statement if they so desire and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                     PROPOSAL TWO -- ELECTION OF DIRECTORS

     A Board of Directors consisting of four members will be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The Board of Directors has approved the nominees listed below, all of whom are currently members of the Board of Directors. Information concerning each nominee is set forth below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING
NOMINEES.

     Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the nominees. Although the Board of Directors anticipates that each of the nominees will be available to serve as a director of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

     Robert E. Hall, age 48, joined the Company in August 1996 as Chief Executive Officer and President, and was appointed to the Board of Directors in September 1996. In November 1992 Mr. Hall acquired Galena Creek Trading Company, Inc., dba SMILEY, a manufacturer of ski and sports apparel, and served as its Chief Executive Officer until September 1996. In November 1985 Mr. Hall joined Allegra, Inc., dba Vaurnet-France, a manufacturer of eyewear, accessories and apparel, as its President and Chief Executive Officer, in which capacity he served until June 1991. Mr. Hall also serves as a director of Athletic Training Equipment Company, Inc., a manufacturer of major league baseball pitching machines. Mr. Hall received his B.S. degree from the University of Colorado.

     Cory J. Hechler, age 32, has served as a director of the Company since December 1993. Mr. Hechler joined Bear Stern Securities, Inc., an investment banking firm, in January 1986 and has been a Senior Managing Director since September 1993. Mr. Hechler received his B.A. degree from the State University of New York at Oneonta.

     Mark M. Salter, age 37, has been a director of the Company since April 1993, and served as Vice Chairman of the Board from November 1993 to December 1995. He also served as the Company's Director of Investor Relations from October 1994 until September 1995. Mr. Salter has been the Director of Fixed Income Securities for Amherst Securities Group, Inc., a Houston-based securities broker-dealer, since October 1995. From 1989 to 1994, he was Executive Vice President and Director of Trading for Westcap Securities L.P., a Houston-based fixed income securities firm. Mr. Salter received his B.A. degree from York University in Toronto.

     Gerald B. Wasserman, age 59, has been a director of the Company since March 1995, and served as interim Chief Executive Officer from May 1996 until Mr. Hall joined the Company in August 1996. Mr. Wasserman is currently Chairman, President and Chief Executive Officer of SLM International, Inc., a world-wide manufacturer of hockey skates and protective equipment, which he joined in September 1996. From July 1992 to March 1994, Mr. Wasserman served as President and Chief Executive Officer of Weider Health and Fitness, a manufacturer and marketer of home fitness equipment. From April 1988 to July 1992, Mr. Wasserman was President and Chief Executive Officer of Canstar Sports Inc., a manufacturer and marketer of hockey skates and related equipment. Mr. Wasserman received his Bachelor of Commerce degree from McGill University and is a Chartered Accountant.

     Roger B. Madison, Jr., currently a director of the Company, has not been renominated by the Board of Directors for election as a director at the annual meeting.

                 ADDITIONAL INFORMATION CONCERNING THE COMPANY

BOARD AND COMMITTEE MEETINGS

     During the fiscal year ended December 31, 1996, there were ten meetings of the Board of Directors and three actions by consent. Each director attended at least 75% of all meetings of the Board of Directors and Committees on which they served.

     The Board of Directors has a standing Nominating Committee, Audit Committee and Compensation Committee.

     The Nominating Committee consists of Messrs. Hechler, Hall and M. Salter (Chairman). Under the terms of its charter, the Nominating Committee has been granted authority to recommend for full Board approval the nomination, appointment, election or hire, as the case may be, of the Company's directors and executive officers (to the extent such authority as it relates to executive officers is not, under the Company's bylaws, vested in the Company's president and chief executive officer). Formed in January 1997, the Nominating Committee did not meet during the fiscal year ended December 31, 1996.

     The Audit Committee consists of Messrs. Wasserman, M. Salter and Madison (Chairman). Under the terms of its charter, the Audit Committee has been granted authority to recommend the Company's independent auditors, assess audit scope, assess the risk of fraudulent financial reporting, oversee the periodic financial reporting process and communicate with the Company's accounting personnel. The Audit Committee did not meet during the fiscal year ended December 31, 1996.

     The Compensation Committee consists of Messrs. Hechler (Chairman), M. Salter and Wasserman. The Compensation Committee has the authority to set compensation policies and procedures, to determine the total compensation of all officers of the Company, and to administer the Company's stock option plans. The Compensation Committee met once and took 26 actions by consent during the fiscal year ended December 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. M. Salter and Wasserman, shareholders and directors of the Company, are members of the Compensation Committee of the Board, and are former executive officers of the Company.

BOARD COMPENSATION

     Directors who are employees of the Company are not compensated for service as directors. Non-employee directors of the Company receive $1,000 per board meeting attended in person. The Company also reimburses each director for reasonable expenses incurred in attending meetings of the Board of Directors. In addition, upon initial election to the Board of Directors, each non-employee director receives an option under the Company's 1994 Directors' Nonqualified Stock Option Plan to purchase 40,000 shares of Common Stock. The options become vested and exercisable in 25% increments each year commencing on the first anniversary of the date of grant. Unvested and unexpired options terminate upon the first of the following events: (i) ten years from the date of grant; (ii) the expiration of 90 days from the date of an optionee's termination as a director for any reason other than death or disability; or (iii) the expiration of one year from the date of death of an optionee or cessation of the optionee's service as a director by reason of disability.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     David H. Davis, 37, joined the Company as Secretary and General Counsel in September 1996. Prior to that he served as Corporate Counsel and Assistant Secretary of Egghead, Inc., a reseller of computer software, hardware and peripherals, where he was employed from September 1994 through August 1996. Before joining Egghead, Mr. Davis was an associate attorney with the Seattle law firm of Stanislaw Ashbaugh from April 1990 through September 1994. Mr. Davis earned his BA degree from Whitman College and his JD from the University of Oregon.

     David Janes, Jr., age 35, was appointed Sr. Vice President of Manufacturing in September, 1996. From September 1995 until September 1996 he served as President of Ride Manufacturing, Inc., formerly Thermal Snowboards, Inc., a subsidiary of the Company. From 1992 through September 1995, he held a variety of positions, incuding vice president, for California Manufacturing Enterprises, Inc., a diversified aerospace and industrial manufacturing company. Mr. Janes holds a BA degree from UCLA and an MBA from UCLA's Anderson Graduate School of Business.

     Bruce Manke, age 54, joined the Company in September 1996 as Senior Vice President of Winter Sports and Administration. From July 1992 until February 1996, Mr. Manke was President of the Polish American Trade Group, a trading company doing business in Poland and the Eastern Bloc. From 1985 to 1992, he served as Executive Vice President of Allegra, Inc, dba Vaurnet-France, a manufacturer of eyewear, accessories and apparel. Mr. Manke holds a BS degree from the University of Connecticut, a BA degree from New Hampshire College, and an MBA from Rutgers University.

     Robert F. Marcovitch, age 40, began serving as Sr. Vice President of the Company's Apparel and International divisions in October 1996. Prior to that he as was employed by C.A.S. Sports International, Inc., a Canadian-based former subsidiary of the Company, where he served as President from August 1994 through October 1996. From December 1992 to August 1994, Mr. Marcovitch was Director of Apparel for Nike Canada, where he was responsible for all of Nike's non-footwear business in Canada. From 1989 to 1992, Mr. Marcovitch was Strategic Account Manager of Nike Canada's apparel division. Mr. Marcovitch attended Concordia University in Montreal.

     G. Scott Stewart, 34, served as the Company's Vice President from April 1995 until September 1996, when he was appointed Senior Vice President of Finance. He has also been the Company's Chief Financial Officer since April 1995, and Treasurer since July 1995. From November 1990 to April 1995, Mr. Stewart was a Senior Manager in the audit department of Ernst & Young LLP. Mr. Stewart received BA and BS degrees from the University of Washington and an MBA degree from Seattle University. He is a licensed Certified Public Accountant.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 14, 1997 by each person known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock; by each director and nominee; by the following group of individuals, who are collectively referred to as "the Named Executive Officers":
(i) all individuals serving as the Company's Chief Executive Officer or acting in a similar capacity during the year ending December 31, 1996, (ii) the other four most highly paid executive officers of the Company other than the Chief Executive Officer who were serving as executive officers at the end of the year ending December 31, 1996 and (iii) Timothy G. Pogue and Kenneth J. Finkelstein, both of whom served as executive officers of the Company during the year ended December 31, 1996; and by all directors and executive officers of the Company as a group.

                         TABLE OF BENEFICIAL OWNERSHIP

                                                        AMOUNT AND NATURE OF         PERCENT OF SHARES
               NAME OF BENEFICIAL OWNER (1)             BENEFICIAL OWNERSHIP            OUTSTANDING
                                                        --------------------         -----------------
James J. Salter.......................................        1,200,082(2)              10.9%
  2700 Dufferin Street, #B3 Toronto, Ontario M6B 4J3
  Canada
Mark M. Salter........................................        1,128,738(3)              10.2%
  1900 W. Loop South, #550 Houston, TX 77027
Roger B. Madison, Jr..................................          689,146(4)              6.3%
  22229 NE. 140th Way Woodinville, WA 98027
Cory J. Hechler.......................................          377,500(5)              3.5%
Timothy G. Pogue......................................          370,196(6)              3.4%
Kenneth J. Finkelstein................................          117,570(7)              1.1%
Gerald B. Wasserman...................................           65,000(8)                *
Robert F. Marcovitch..................................           20,000(9)                *
G. Scott Stewart......................................           10,571(10)               *
Robert E. Hall........................................              -0-                   *
David A. Janes, Jr....................................              -0-                   *
Bruce Manke...........................................              -0-                   *
All directors and executive officers as a group (13
  persons)............................................        3,993,803                 33.9%

---------------
   * Less than 1%.

 (1) Except as otherwise noted in these footnotes, each of the persons named in the table has sole voting and investment power with respect to the shares shown beneficially owned by such person. As noted in these footnotes, shares beneficially owned may include shares subject to options that are exercisable within 60 days of April 1, 1997.

 (2) Includes 993,764 shares held by DLS Financial Holdings, Inc., a trust controlled by Mr. Salter and 206,318 shares subject to options that are currently exercisable or exercisable on or before May 30, 1997.

 (3) Includes 835,000 shares held by Salter Family Partners, Ltd., a limited partnership of which Mark Salter and his wife are the sole general partners, with shared voting and investment control. Includes 200,000 shares which are issuable upon the conversion of 100,000 shares of the Company's Series A Convertible Preferred Stock held by Salter Family Partners, Ltd. Includes 4,000 shares held by Mark Salter as custodian for his two minor children, for which Mr. Salter disclaims beneficial ownership. Includes 89,739 shares subject to options that are currently exercisable or exercisable on or before May 30, 1997.

 (4) Includes 552,828 shares owned directly, and 136,318 shares subject to options that are currently exercisable or exercisable on or before May 30, 1997.

 (5) Includes 330,000 shares owned directly and 47,500 shares subject to options that are currently exercisable or exercisable on or before May 30, 1997.

 (6) Includes 251,150 shares owned directly and 119,046 shares subject to options that are currently exercisable or exercisable on or before May 30, 1997.

 (7) Includes 320 shares owned directly and 117,250 shares subject to options that are currently exercisable or exercisable on or before May 30, 1997.

 (8) Represents shares subject to options that are currently exercisable or exercisable on or before May 30, 1997.

 (9) Represents shares subject to options that are currently exercisable or exercisable on or before May 30, 1997.

(10) Includes 571 shares owned directly, and 10,000 shares subject to options that are currently exercisable or exercisable on or before May 30, 1997.

                             EXECUTIVE COMPENSATION

     The following table sets forth annual and long-term compensation for services rendered during the years ending December 31, 1996, 1995 and 1994 by the Named Executive Officers.

SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                               ------------
                                                ANNUAL COMPENSATION               AWARDS
                                         ---------------------------------     ------------
                                                                   OTHER        SECURITIES
                                                                  ANNUAL        UNDERLYING      ALL OTHER
                                                                  COMPEN-        OPTIONS/        COMPEN-
 NAME AND PRINCIPAL POSITION    YEAR     SALARY($)   BONUS($)    SATION($)       SARS(#)        SATION($)
------------------------------  ----     -------     -------     ---------     ------------     ---------
CURRENT OFFICERS
Robert E. Hall(1)               1996      76,590           0        5,255          62,500              0
  Chief Executive Officer       1995         N/A         N/A          N/A             N/A            N/A
  and President                 1994         N/A         N/A          N/A             N/A            N/A
David Janes, Jr.(2)             1996     180,982           0       13,445          35,000         50,000
  Sr. Vice President of         1995      27,700     119,112        3,690          25,000              0
  Manufacturing                 1994         N/A         N/A          N/A             N/A            N/A
Bruce Manke(3)                  1996      49,800           0        2,375          15,000              0
  Sr. Vice President of         1995         N/A         N/A          N/A             N/A            N/A
  Winter Sports and             1994         N/A         N/A          N/A             N/A            N/A
  Administration
Robert F. Marcovitch(4)         1996     200,000           0            0               0              0
  Sr. Vice President of         1995     214,683           0            0          80,000              0
  Apparel and International     1994      55,410           0            0          25,000              0
G. Scott Stewart(5)             1996     100,000           0        1,479               0              0
  Sr. Vice President, Chief     1995      48,657      10,000            0          30,000              0
  Financial Officer             1994         N/A         N/A          N/A             N/A            N/A
  and Treasurer

FORMER OFFICERS
Kenneth J. Finkelstein(6)       1996     172,224           0        9,000          10,000         69,738
  former Sr. Vice               1995      78,000      40,000            0          20,000              0
  President                     1994         N/A         N/A          N/A             N/A            N/A
Timothy G. Pogue(7)             1996     200,000           0        2,375               0         22,576
  former President              1995     144,886      75,000            0          70,000              0
                                1994      75,000      20,000            0          40,000        269,010
James J. Salter(8)              1996     258,408           0       15,500               0         89,583
  former Chief Executive        1995     300,000     200,000            0         120,000              0
  Officer and former Vice       1994     150,000      20,000            0          86,318          1,667
  Chairman of the Board
Gerald B. Wasserman(9)          1996      25,000           0            0          25,000              0
  former interim Chief          1995         N/A         N/A          N/A             N/A            N/A
  Executive Officer             1994         N/A         N/A          N/A             N/A            N/A

---------------
(1) Mr. Hall joined the Company in August 1996; the salary shown for 1996 is for a partial year's employment. The amount shown for other annual compensation represents contributions by the Company to the Company's 401(k) savings plan on behalf of Mr. Hall and an automobile allowance.

(2) Mr. Janes joined the Company in September 1995; the salary shown for 1995 is for a partial year's employment. The amount shown for other annual compensation represents contributions by the Company to the Company's 401(k) savings plan on behalf of Mr. Janes and an automobile allowance. The amount shown for all other compensation in 1996 represents a payment made to Mr. Janes in consideration for modifying the terms of his employment contract.

(3) Mr. Manke joined the Company in September 1996; the salary shown for 1996 is for a partial year's employment. The amount shown for other annual compensation represents contributions by the Company to the Company's 401(k) savings plan on behalf of Mr. Manke.

(4) Mr. Marcovitch joined the Company in August 1994; the salary shown for 1994 is for a partial year's employment.

(5) Mr. Stewart joined the Company in April 1995; the salary shown for 1995 is for a partial year's employment. The amount shown for other annual compensation represents contributions by the Company to the Company's 401(k) savings plan on behalf of Mr. Stewart.

(6) Mr. Finkelstein served as Sr. Vice President of the Company from October 1995 until October 1996. The amount shown for other annual compensation represents an automobile allowance. The amount shown for all other compensation in 1996 represents severance payments made to Mr. Finkelstein in 1996 pursuant to his separation agreement.

(7) Mr. Pogue served as President of the Company from November 1994 until September 1996, and as Senior Vice President from September 1996 until his separation from the Company in December 1996. The amount shown for other annual compensation in 1996 represents contributions by the Company to the Company's 401(k) savings plan on behalf of Mr. Pogue. The amount shown for all other compensation in 1996 represents the value of a Company vehicle transferred to Mr. Pogue pursuant to his separation agreement. The amount shown for all other compensation in 1994 represents the value of 153,720 shares of the Company's Common Stock purchased by Mr. Pogue in October 1992 that were subject to a forfeiture restriction until the restriction's removal in April 1994.

(8) Mr. Salter served as the Company's Chief Executive Officer from August 1994 until May 1996. The amount shown for other annual compensation represents an automobile allowance. The amount shown for all other compensation in 1996 represents severance payments made to Mr. Salter in 1996 pursuant to his separation agreement. The amount shown for all other compensation in 1994 represents premiums paid by the Company for life insurance, the beneficiary of which is Mr. Salter's wife.

(9) Mr. Wasserman served as interim Chief Executive Officer of the Company from May 1996 through August 1996. He was not an employee of the Company in 1994 or 1995.

OPTION GRANTS IN 1996

     The following table provides information on option grants to the Named Executive Officers in 1996.

                                                                                        POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                         ----------------------------------------------------------            ANNUAL
                          NUMBER OF                                                     RATES OF STOCK PRICE
                          SECURITIES    PERCENT OF TOTAL                                  APPRECIATION FOR
                          UNDERLYING      OPTIONS/SARS                                         OPTION
                         OPTIONS/SARS      GRANTED TO      EXERCISE OR                         TERM(2)
                           GRANTED        EMPLOYEES IN     BASE PRICE    EXPIRATION     ---------------------
         NAME                (#)         FISCAL YEAR(1)      ($/SH)         DATE           5%          10%
-----------------------  ------------   ----------------   -----------   ----------     --------     --------
CURRENT OFFICERS
Robert E. Hall(3)......     62,500            22.5%          $10.000       8/7/2006     $393,056     $996,087
David Janes, Jr.(3)....     35,000            12.6%          $15.875      2/28/2006     $349,426     $885,521
Bruce Manke(3).........     15,000             5.4%          $12.063       9/3/2006     $113,789     $288,367
FORMER OFFICERS
Kenneth J.
  Finkelstein..........     10,000             3.6%          $10.375       8/2/2006     $ 65,247     $165,350
Gerald B.
  Wasserman(3).........     25,000             9.0%          $10.750      5/23/2006     $169,013     $428,317

---------------
(1) Based on an aggregate of 278,150 stock options granted to employees during 1996.

(2) Potential realizable value is based on an assumption that the value of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. This formula is calculated based on SEC requirements and does not reflect the Company's estimate of future stock price growth.

(3) In January 1997, the exercise price of these option grants were reduced to $6.50 per share.

     The Company's Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which consists of Messrs. Hechler, Salter and Wasserman. The Compensation Committee determines to whom options are granted, the number of shares subject to each option, the vesting schedule and the exercise price. The exercise price may not be less than the fair market value of the Common Stock on the date of grant. Options generally vest over four years and have a duration of ten years. The exercise price may be paid in cash, by delivering shares of Common Stock already owned by the option holder or by complying with any other payment mechanism approved by the plan administrator. Subject to certain limitations, the Compensation Committee may modify the terms of and reprice outstanding options.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table shows data relating to stock options exercised by the Company's Named Executive Officers and unexercised options held by such persons at the end of 1996.

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS/SARS           IN-THE-MONEY OPTIONS/SARS
                                                               AT FISCAL YEAR-END            AT FISCAL YEAR-END
                         SHARES ACQUIRED   VALUE REALIZED              (#)                          ($)
         NAME            ON EXERCISE(#)         ($)         EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
-----------------------  ---------------   --------------   -------------------------   ----------------------------
CURRENT OFFICERS
Robert E. Hall.........            0                 0                  0/62,500                      $0/$0
David Janes, Jr........            0                 0              6,250/53,750                      $0/$0
Bruce Manke............            0                 0                  0/15,000                      $0/$0
Robert F. Marcovitch...       32,500          $246,602                  0/72,500                      $0/$36,562
G. Scott Stewart.......            0                 0              2,500/22,500                      $6/$56
FORMER OFFICERS
Kenneth J.
  Finkelstein..........       34,250          $300,494            117,250/10,000                $157,939/$0
Timothy G. Pogue.......            0                 0            119,046/0                     $187,941/$0
James J. Salter........            0                 0            206,318/0                     $280,269/$0
Gerald B. Wasserman....            0                 0             45,000/60,000                      $0/$0

---------------

(1) The amount shown is the aggregate number of shares of Common Stock that may be purchased pursuant to the exercise of outstanding options, multiplied by the difference between the closing price of the Common Stock reported on Nasdaq National Market on December 31, 1996, $5.8125, and the per share exercise price of such options.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE IN CONTROL ARRANGEMENTS

     MR. HALL'S EMPLOYMENT AGREEMENT. Mr. Hall serves as the Company's Chief Executive Officer and President pursuant to an employment agreement that provides for (i) a term ending August 19, 2001; (ii) an annual base salary of $200,000, which shall be increased annually by at least five percent (5%) beginning December 31, 1997, (iii) the opportunity to earn annual bonuses in the form of stock options equal to fifty thousand (50,000) shares of Common Stock multiplied by the percentage by which actual consolidated net income of the Company for the year in question exceeds budgeted consolidated net income, and
(iv) the use of a late model Chevrolet Suburban or, at Mr. Hall's option, an automobile allowance in an amount necessary to lease an automobile with a purchase price of $40,000, together with an expense account for the reimbursement of repairs, maintenance, fuel and insurance on the automobile. In connection with Mr. Hall's entering into the employment agreement and beginning employment with the Company, he received, pursuant to the employment agreement's terms, a stock option to purchase sixty-two thousand five hundred (62,500) shares of Common Stock under the Company's 1994 Stock Option Plan, which will vest in twenty-five percent (25%) increments on each of the first four anniversaries of the date of grant. Under the employment agreement, if the Company terminates Mr. Hall's employment without cause (as defined in the employment agreement), Mr. Hall will receive termination payments from the Company equal to his then-current monthly salary for a period of six months following termination. Under the agreement, Mr. Hall has agreed not to compete with the Company anywhere in the world snowboard and apparel market during the term of his employment with the Company and for two years thereafter.

     MR. J. SALTER'S SEPARATION AGREEMENT. By Agreement dated May 7, 1996, as amended by Amendment No. 1 to Resignation Agreement dated October 11, 1996, Mr.
J. Salter resigned as an officer of the Company, effective May 7, 1996, and as a director of the Company, effective October 11, 1996. Pursuant to the agreement, all options granted to Mr. Salter to purchase shares of Common Stock became immediately vested and exercisable as of October 11, 1996. In addition, Mr. J. Salter will continue to be bound, for a period of three years following his resignation, by the terms of non-competition and non-solicitation covenants set forth in his employment agreement, dated February 22, 1994, with the exception of the Brokered OEM Business and the Close Out Business, as each term is defined in that certain Stock Purchase Agreement, dated October 11, 1996, by and among the Company and Gen-X Equipment, Inc., which is controlled by Messrs. J. Salter and Finkelstein. See "Certain Relationships and Related Transactions."

     MR. FINKELSTEIN'S SEPARATION AGREEMENT. By Agreement dated, August 2, 1996, as amended by Amendment No. 1 to Resignation Agreement, dated October 11, 1996, Mr. Finkelstein resigned as an officer and director of the Company, effective October 11, 1996. Pursuant to the agreement, all options granted to Mr. Finkelstein to purchase shares of Common Stock became immediately vested and exercisable upon his resignation. In addition, Mr. Finkelstein will continue to be bound, for a period of three years following his resignation, by the terms of non-competition and non-solicitation covenants set forth in his employment agreement, dated October 15, 1995, with the exception of the Brokered OEM Business and the Close Out Business, as each term is defined in that certain Stock Purchase Agreement, dated October 11, 1996, by and among the Company and Gen-X Equipment, Inc., which is controlled by Messrs. J. Salter and Finkelstein. See "Certain Relationships and Related Transactions."

     MR. POGUE'S SEPARATION AGREEMENT. Mr. Pogue and the Company entered into a separation agreement on October 28, 1996, under which he resigned immediately as a director and resigned as an officer effective December 31, 1996. The agreement provided for a severance payment equal to Mr. Pogue's then-current salary for a three (3) month period, through and including March 31, 1997, and clear title to a 1996 Chevrolet Suburban then in Mr. Pogue's possession. Pursuant to the agreement, all options granted to Mr. Pogue and his wife to purchase shares of Common Stock became immediately vested and exercisable as of December 31, 1996. In addition, Mr. Pogue continues to be bound by the terms of non-competition and non-solicitation covenants for a period of three years following his resignation as an officer.

     MR. MADISON'S SEPARATION AND FINANCIAL ADVISORY AGREEMENT. By letter, dated December 17, 1996, the Company notified Mr. Madison that it was terminating his Employment Agreement, dated February 22, 1994, effective February 22, 1997. Under the terms of his Employment Agreement, Mr. Madison is to receive severance payment equal to Mr. Madison's salary as of the date of termination for a period of six (6) months from and after February 22, 1997. In addition, all options granted to Mr. Madison to purchase shares of the Company's Common Stock became immediately vested and exercisable as of the date of termination pursuant to resolution of the Board of Directors, dated March 26, 1996. By Letter Agreement, dated January 15, 1997, the Company entered into an arrangement with Mr. Madison whereby Mr. Madison is to provide certain financial advisory services for the Company for a period of one (1) year. Compensation under the agreement is contingent upon the successful completion of certain transactions facilitated by Mr. Madison. To date, no payments are due or have been made to Mr. Madison under this arrangement. The agreement may be renewed for successive annual periods unless terminated by either party. In April 1997, Mr. Madison resigned as Chairman of the Board and has not been renominated for election as a director.

     CHANGE IN CONTROL ARRANGEMENTS. Options to purchase shares of Common Stock granted to each named executive officer under the Company's Stock Option Plan automatically become vested in the event of a change in control of the Company or the termination of the executive's employment other than termination by the Company for cause or resignation of the executive without cause. A "change in control" is defined as certain mergers of the Company with or into other entities, a sale of substantially all of the assets of the Company, a successful proxy contest by a third party, the commencement of a tender offer for the Common Stock or the acquisition by any person of 20% of the outstanding Common Stock.

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board (the "Committee") is responsible for recommending to the Board compensation for the Company's executive officers, and for reviewing and approving compensation recommendations made by the Chief Executive Officer for the other officers and key employees. The Committee is also responsible for administering all of the Company's compensation programs. See "Additional Information Concerning the Company -- Board and Committee Meetings".

     In determining the base salary for a particular executive within the salary range for his or her position, the Committee initially takes into account the salary necessary to encourage the executive to join the Company in lieu of pursuing other employment opportunities. In later years, the Committee considers the amount budgeted by the Board for salary increases and the executive's success in achieving the performance objectives established for such executive. For 1996, the Company devised a performance bonus plan for certain executive officers of the Company as a means to motivate their respective performance. The plan based payment of a pre-determined bonus amount on the particular executive meeting or exceeding budget targets. Budget targets were not met in 1996, and no bonus payments were made.

     In January 1997, the Company adopted a stock option program whereby executives and certain additional employees by grade of employment are granted on option to purchase a predetermined amount of the Company's Common Stock on an annual basis. This program is intended to replace the Company's less structured stock option grant program. The newly adopted option program is one element of a three-pronged compensation strategy currently in development by the Company to compensate its senior executives. The remaining elements of this plan are base salary and a bonus based on divisional performance. The Committee believes the new compensation strategy will more closely align the interests of executives and other key employees to that of the Company and its shareholders, and will also serve to attract and retain high quality employees.

     Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes no compensation paid by the Company during 1997 will exceed the $1 million limitation.

                                                      THE COMPENSATION COMMITTEE

                                                             GERALD B. WASSERMAN
                                                                  MARK M. SALTER
                                                       CORY J. HECHLER, CHAIRMAN

PERFORMANCE GRAPH

     The following chart presents a comparison of the cumulative total shareholder returns since the date of the Company's initial public offering (May 6, 1994) of the Company's Common Stock, the Nasdaq US Index, and the Standard & Poor's Leisure Time (Products) Index. The graph assumes an initial investment of $100 and reinvestment of all dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

                                                                               S&P's Leisure
        Measurement Period           Ride, Inc. Common                        Time (Products)
      (Fiscal Year Covered)                Stock          Nasdaq US Index          Index
May 6, 1994                                     100.00              100.00              100.00
Dec. 31, 1994                                   230.56              145.67               84.45
Dec. 31, 1995                                  1450.00              146.19               76.11
Dec. 31, 1996                                   258.33              179.83               88.83

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 11, 1996, the Company sold the excess inventory and brokered-OEM portions of its C.A.S. Sports International, Inc. and C.A.S. Sports Agency, Inc. subsidiaries (collectively, "CAS") to a corporation formed for that purpose by an investor group that included two former Company executives and a number of former CAS employees. The sale transaction was consummated pursuant to the terms of a Stock Purchase Agreement (the "Agreement"), dated October 11, 1996, by and among the Company and Gen-X Equipment, Inc., a Washington corporation ("Gen-X"). The aggregate purchase price was comprised of $700,000 in cash, a short-term, non-interest bearing promissory note in the amount of $300,000 and two long-term promissory notes aggregating $2.0 million. The short term note was collected in full by the Company in December 1996. The long-term notes are secured by the stock of the sold corporations and bear interest at prime. No principal or interest payments are due on the long-term notes for one year from the date of the transaction. Thereafter, repayment is due in quarterly principal installments of $100,000 plus interest though September 2002. The proceeds of the sale were used by the Company to repay current bank borrowings. The Company recognized a pre-tax gain of approximately $482,000 on the sale. The Company received an opinion from an investment banking firm as to the fairness of the consideration received in this transaction.

     Immediately prior to the stock sale, all assets and liabilities of CAS, other than fixed assets and certain prepaid assets, were transferred to the Company and excluded from the sale. The Company will continue to operate the branded and licensed products portions of the C.A.S. businesses. Under the terms of the Agreement, Gen-X is prohibited from competing in the Branded Products Business, as defined in the Agreement, for two years from the date of the transaction and in the Licensed Products Business, as defined, until December 31, 1997. The Company is prohibited from competing in the Excess Inventory and Brokered-OEM businesses for two years, as those terms are defined in the Agreement.

     Gen-X is controlled by James J. Salter, former CEO and Director of the Company and Kenneth J. Finkelstein, former Senior Vice President and Director of the Company. Mr. Salter resigned as a Director prior to the consummation of the transaction. He had previously resigned as an officer of the Company. Mr. Finkelstein resigned his officer and Director positions prior to the transaction. Mr. Salter's resignation agreement with the Company, dated May 7, 1996 and Mr. Finkelstein's resignation agreement with the Company, dated August 2, 1996, were amended in connection with the sale transaction to allow Messrs. Salter and Finkelstein to operate the purchased Excess Inventory and Brokered-OEM businesses.

     Subsequent to the sale date, the Company sold approximately $1.8 million in inventories associated with the CAS excess inventory business to Gen-X at the Company's cost-basis. Terms on these sales were 120 days from date of shipment. At December 31, 1996, the Company had accounts receivable of $1.8 million due from Gen-X. In addition, Gen-X agreed to collect approximately $10.4 million in outstanding CAS accounts receivable as of October 11 on behalf of the Company for a fee equal to 1.75% of the amount collected. Approximately $7.0 million of these accounts receivable were collected and remitted to the Company during 1996 for which the Company paid $123,000 in collection fees. Finally, the Company shared office space with Gen-X from October 11, 1996 through December 31, 1996. The Company paid Gen-X approximately $10,000 for rent during this period.

     Mr. Janes, Jr., Senior Vice President of Manufacturing of the Company, is a former executive of California Manufacturing Enterprises ("CME"), a manufacturer of snowboards and snowboard binding parts, and one of the Company's suppliers. Mr. Janes' father, David A. Janes, Sr. has a financial interest in CME. In fiscal year 1996, aggregate purchases by the Company from CME were approximately $260,000. All purchases were made in the ordinary course of business, and were based on competitive bids and/or specialized capabilities needed to support the Company.

OTHER BUSINESS

     Management knows of no other business which will be presented for action at the Annual Meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires directors, certain officers and greater-than-10% shareholders ("Reporting Persons") of all publicly-held companies to file certain reports ("Section 16 Reports") with respect to beneficial ownership of such companies' equity securities.

     Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to fiscal 1996 have been complied with on a timely basis, except as described as follows: Robert E. Hall, David H. Davis, David A. Janes, Jr., and Bruce Manke, all newly elected to office in 1996, were late in the filing of Forms 3; Gerald B. Wasserman, a director, was late in reporting one transaction on a Form 5; and Kenneth J. Finkelstein and James L. Salter, both former directors and officers of the Company filed late Forms 4 with respect to two transactions each.

SOLICITATION OF PROXIES

     This solicitation is made on behalf of the Board of Directors of the Company. Proxies may be solicited by officers, directors and employees of the Company, none of whom will receive any additional compensation for their services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph or messenger.

     The Company may pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS

     In order to be eligible for inclusion in the proxy materials of the Company for the 1998 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received no later than December 9, 1997. Such proposals must be mailed to the Company's main office at 8610 304th Avenue S.E., Preston, Washington 98050, Attention: David H. Davis, Corporate Secretary. Any such proposal shall be subject to the requirements of the proxy rules under the Exchange Act.

                                          By Order of the Board of Directors

                                          /s/ David H. David

                                          David H. Davis
                                          Secretary
Preston, Washington
April 9, 1997

PROXY

                                   RIDE, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Robert E. Hall and G. Scott Stewart, or either of them, as proxies, each with full power of substitution, to vote for and on behalf of the undersigned, as designated below, the number of shares of Common Stock of Ride, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 5, 1997 at 1:00 p.m., and at any adjournments thereof. The undersigned directs that this proxy be voted as follows:

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                               Please mark
                                                              your votes as
                                                              indicated in
                                                             this example.  /x/

(1) A proposal to ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997.

        FOR     AGAINST     ABSTAIN
        / /       / /         / /

(2)     Election of Directors (please mark appropriate box):

                  FOR                       WITHHOLD
        all nominees named below            AUTHORITY
        (except as indicated to      to vote for all nominees
          the contrary below)             listed below.
                  / /                          / /

        Robert E. Hall, Cory J. Hechler,
        Mark M. Salter, Gerald B. Wasserman

        INSTRUCTION: To withhold authority to vote for individual nominee(s), print the nominee's name(s) in the following space(s):

        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

(3) In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting.

The shares of stock represented by this proxy will be voted as specified above, unless otherwise directed. IF NO SPECIFICATION IS MADE ON THE ELECTION OF DIRECTORS, A VOTE FOR ALL NOMINEES NAMED ABOVE WILL BE ENTERED. The undersigned hereby revokes any proxy or proxies heretofore given for such stock and ratifies all that the above-named proxies or their substitutes may lawfully do by virtue hereof.

                     PLEASE SIGN, DATE, AND RETURN PROMPTLY
                      USING THE ENCLOSED RETURN ENVELOPE.

Signature(s)                                              Date
            --------------------------------------------      ------------------

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
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